Exhibit 10.12

RECOGNITION AGREEMENT

This Recognition Agreement (this “Agreement”) dated as of April 24, 2015, is entered into by and among CSL NATIONAL, LP, a Delaware limited partnership (“CS&L”), and THE OTHER LANDLORD ENTITIES SET FORTH ON THE SIGNATURE PAGE HERETO (together with CS&L, collectively, “Landlord”), WINDSTREAM HOLDINGS, INC., a Delaware corporation (“Tenant”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent (“Administrative Agent”) on behalf of the Lenders (as hereinafter defined).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Master Lease, dated as of the date hereof (as the same may be amended or restated from time to time, the “Lease”) pursuant to which Landlord granted to Tenant a leasehold estate in and to the Leased Property.

WHEREAS, Windstream Services, LLC, a Delaware limited liability company (f/k/a Windstream Corporation) (“Windstream Services”) is a subsidiary of Tenant.

WHEREAS, pursuant to the terms of that certain Sixth Amended and Restated Credit Agreement, dated as of the date hereof, by and among Windstream Services, the lenders party thereto (together with their successors and/or assigns, the “Lenders”), Administrative Agent, and the documentation agents referred to therein (as the same may be amended, restated, modified, renewed or replaced from time to time, the “Credit Agreement”) and the other documents executed in connection therewith, the Lenders agreed to make certain loan proceeds available to Windstream Services.

WHEREAS, Administrative Agent, acting on behalf of the Lenders, has requested that Tenant agree to certain matters and Landlord provide certain rights to Administrative Agent with respect to the Lease as more particularly described herein.

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

AGREEMENTS

NOW, THEREFORE, the parties agree as follows:

1. Loan Documents.

a.	Tenant, upon being requested to do so by Landlord, shall with reasonable promptness cause Windstream Services to provide Landlord with a copy of the Credit Agreement. If requested to do so by Landlord, Tenant shall thereafter also cause Windstream Services to provide to Landlord from time to time with a copy of each written amendment or other modification or supplement to such agreement.

b.	Administrative Agent acknowledges that (i) it does not and will not have a lien on all or any portion of the Leased Property and (ii) any liens granted to Administrative Agent with respect to Tenant’s Property shall be subject to the terms of the Lease, including without limitation, Sections 6.2 (Tenant’s Property) and 11.1 (Liens) thereof.

c.	Administrative Agent acknowledges that pursuant to the Lease, (i) Tenant shall have the right to receive all rents, profits and charges arising from the Primary Intended Use of the Leased Property or any sublease of the Leased Property, including but not limited to: (A) contract charges and tariffed rates to third parties on a wholesale basis, (B) rents collected from Pole Agreements, and (C) payments from customer or carriers for dark or dim fiber services, and (ii) notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default that is monetary in nature, Landlord shall have the right to receive all rents, profits and charges arising from any sublease of the Leased Property (including, but not limited to, any rights granted pursuant to a dark fiber agreement, a dim fiber agreement or a collocation agreement) subject to applicable law, and apply such rents, profits and charges to Rent as set forth in Section 22.3 of the Lease. Landlord acknowledges and agrees that (x) Tenant (and Tenant’s Subsidiaries) may charge contract and/or tariff rates to other carriers in such amounts as Tenant deems appropriate (subject to Legal Requirements) in performing its obligations under the Communication Regulations (including Tenant’s collocation obligations) and that Landlord has no rights to the amounts that Tenant collects from such carriers in connection therewith during the Term, and (y) any right of Landlord to any such rents, profits and charges arising from any sublease of the Leased Property upon an Event of Default shall be subject to the rights of the Administrative Agent pursuant to this Agreement (including the right to notice and opportunity to cure defaults).

2. Default Notice. Landlord, upon providing Tenant any notice of: (i) default under the Lease or (ii) a termination of the Lease, shall at the same time provide a copy of such notice to Administrative Agent. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent to Administrative Agent in accordance with the notice provisions set forth in Section 14 hereof. From and after such notice has been sent to Administrative Agent, Administrative Agent shall have the same period, after the giving of such notice, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in Sections 3 and 4 hereof to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are specified in any such notice. Landlord shall accept such performance by or at the instigation of Administrative Agent as if the same had been done by Tenant. Tenant authorizes Administrative Agent to take any such action at Administrative Agent’s option and does hereby authorize entry upon the Leased Property by Administrative Agent for such purpose.

3. Notice to Administrative Agent. If an Event of Default shall occur which entitles Landlord to terminate the Lease, Landlord shall have no right to terminate the Lease on account of such Event of Default unless, following the expiration of the period of time given Tenant to cure such Event of Default or the act or omission which gave rise to such Event of Default, Landlord shall notify Administrative Agent of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such Event of Default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such Event of Default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of this Section 3 shall apply if, during such thirty (30) or ninety (90) day (as the case may be) Termination Notice period, Administrative Agent shall:

a. notify Landlord of Administrative Agent’s desire to nullify such Termination Notice;

b. pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due);

c. comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of the Lease then in default and reasonably susceptible of being complied with by Administrative Agent; and

d. during such thirty (30) or ninety (90) day period, Administrative Agent shall respond, with reasonable diligence, to requests for information from Landlord as to Administrative Agent’s (and Lenders’) intent to pay such Rent and other charges and comply with the Lease.

4. Procedure on Default. If Landlord shall elect to terminate the Lease by reason of any Event of Default that has occurred and is continuing, and Administrative Agent shall have proceeded in the manner provided for by Section 3 hereof, the specified date for the termination of the Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that Administrative Agent shall, during such six-month period (i) pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under the Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under the Lease, excepting past nonmonetary obligations then in default and not reasonably susceptible of being cured by Administrative Agent and (ii) if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, commence and diligently pursue its remedies against Windstream Services and/or its affiliates under the Credit Agreement and the other documents executed in connection therewith and diligently prosecute the same to completion. Nothing in this Section 4, however, shall be construed to extend the Lease beyond the original term thereof as extended by any options to extend the term of the Lease properly exercised by Tenant in accordance with Section 1.4 of the Lease. If the Event of Default shall be cured pursuant to the terms and within the time periods allowed in Section 3 hereof and this Section 4, the Lease shall continue in full force and effect as if Tenant had not defaulted under the Lease.

5. New Lease. In the event of the termination of the Lease other than due to a default as to which Administrative Agent had the opportunity to, but did not, cure such default as set forth in Sections 3 and 4 above, Landlord shall provide Administrative Agent with written notice that the Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under the Lease but for such termination, and of all other defaults, if any, then known to Landlord. Provided that no Permitted Leasehold Mortgage that complies with the terms set forth in Section 17.1 of the Lease is then in effect, Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property then subject to the terms of the Lease with the Administrative Agent or its designee (in each case if a Discretionary COC Transferee) for the remainder of the term of the Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of the Lease, provided:

a.	Administrative Agent or its designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date that Administrative Agent receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 5;

b.	Administrative Agent or its designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to the Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

c.	Administrative Agent or its designee shall agree to remedy any of Tenant’s defaults of which Administrative Agent was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Administrative Agent or its designee.

6. Administrative Agent Need Not Cure Specified Defaults. Nothing herein contained shall require Administrative Agent as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by Administrative Agent or its designee (including but not limited to the defaults referred to in clauses (b) (as related to agreements with the Administrative Agent and/or the Lenders), (c), (d), (e), (f) (if the levy or attachment is (A) in favor of the Administrative Agent and/or the Lenders, or (B) would be extinguished upon a New Lease being provided to the Administrative Agent or its designee), (l) (as related to the Indebtedness to the Lenders or that that would be extinguished upon a New Lease being provided to the Administrative Agent or its designee), of Section 16.1 of the Lease and any other sections of the Lease which may impose conditions of default not susceptible to being cured by Administrative Agent or its designee) in order to comply with the provisions of Sections 3 and 4 hereof, or as a condition of entering into the New Lease provided for by Section 5 hereof.

7. Insurance. The Administrative Agent may be added as an additional insured to any and all insurance policies required to be carried by Tenant under the Lease on the condition that the insurance proceeds are to be applied in the manner specified in the Lease.

8. Arbitration; Legal Proceedings. Landlord shall give prompt notice to Administrative Agent of any arbitration or legal proceedings between Landlord and Tenant involving obligations or rights under the Lease.

9. Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) each of Landlord and Tenant hereby agree that it shall not assert, and hereby waives, any claim against any Indemnitee (as defined in the Credit Agreement), on any theory of liability, for damages arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Lease or the Propco Transactions (as defined in the Credit Agreement), and (ii) Administrative Agent, for itself and on behalf of the Lenders, agrees that Landlord’s liability to Administrative Agent and the Lenders hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

10. Sale Procedure.

a.	Administrative Agent shall have the right to select the highest Qualified Communications Assets Bid on behalf of Tenant solely under the circumstances and pursuant to the terms expressly set forth in Section 36.2(c)(ii) of the Lease.

b.	If Tenant’s obligation to transfer the Communication Assets to a Successor Tenant is triggered as a result of a Non-Renewal Event, the delivery of a Lease Termination Notice or a Final Lease Expiration as described in Section 36.1(a) of the Lease, Tenant shall notify Administrative Agent no later than five (5) Business Days after the occurrence of such event and such notice shall include in bold-faced capitalized font the following: THIS NOTICE REQUIRES A RESPONSE WITHIN TEN (10) BUSINESS DAYS. No later than ten (10) Business Days after Administrative Agent’s receipt of Tenant’s notice, Administrative Agent shall deliver notice (the “Required Credit Agreement Agent Notice”) to Landlord and Tenant which specifies whether a Credit Agreement Agent Trigger Event exists and the Administrative Agent’s best estimate of the Credit Agreement Payoff Amount. If the Administrative Agent fails to deliver the Required Credit Agreement Notice within such ten (10) Business Day period, either Tenant or Landlord may deliver a second notice to Administrative Agent which notice shall include in bold-faced capitalized font the following: THIS IS A SECOND NOTICE. YOUR RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS SECOND NOTICE. Notwithstanding anything to the contrary contained herein or in the Lease, but subject to the terms of Section 10(a) above, if Administrative Agent fails to deliver the Required Credit Agreement Agent Notice within five (5) Business Days after receipt of the second notice from either Landlord or Tenant, Administrative Agent shall be deemed to have waived its right to make any determinations and agreements on behalf of Tenant under Article XXXVI of the Lease (including, without limitation, the selection of the highest Qualified Communications Assets Bid).

11. Tenant and Landlord Agreements.

a.	Tenant hereby consents to the agreements made by Landlord in this Agreement.

b.	Tenant hereby consents to the rights of the Administrative Agent and the Lenders pursuant to this Agreement.

c.	Tenant shall provide written notice to Administrative Agent of any amendment or modification to the Lease, and if requested to do so by Administrative Agent, Tenant shall provide to the Administrative Agent from time to time a copy of each written amendment or other modification or supplement to the Lease.

d.

Notwithstanding anything to the contrary contained in the Lease, so long as the Credit Agreement remains outstanding, Tenant hereby waives its right to enter into a Permitted Leasehold Mortgage without the prior written consent of Administrative

Agent and Landlord hereby acknowledges that Landlord shall not recognize any Permitted Leasehold Mortgage or Permitted Leasehold Mortgagee without prior written notice from Tenant that Administrative Agent has consented to such Permitted Leasehold Mortgage.

12. Recognition/Non-Disturbance. Landlord shall, and shall cause any holder of a Facility Mortgage, to acknowledge and agree to recognize the rights of the Administrative Agent and the Lenders pursuant to this Agreement. In the event that Landlord grants any Facility Mortgage, Landlord shall cause the holder of such Facility Mortgage to deliver a Subordination, Non-Disturbance and Attornment Agreement that (i) runs in favor of Tenant and parties in possession claiming through Tenant or its affiliates, including Windstream Services and the Administrative Agent or its designee pursuant to this Agreement and (ii) is substantially in the form of Exhibit C to the Lease or such other forms as is reasonably acceptable to Tenant, Administrative Agent and the Lenders.

13. Representation. Each of Landlord and Tenant (a) represents that (i) a complete copy of the Lease has been delivered to the Administrative Agent, (ii) the Lease is unmodified and in full force and effect, (iii) no Event of Default has occurred under the Lease, and (iv) no Rent or Additional Charges payable thereunder are due but remain unpaid, and (b) agrees to deliver to the Administrative Agent an Officer’s Certificate in accordance with the terms set forth in Section 23.1(a) of the Lease upon not less than ten (10) Business Days’ prior written request of Administrative Agent, but in no event shall Landlord or Tenant be required to deliver an Officer’s Certificate to Administrative Agent more than two (2) times in any calendar year.

14. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service or by an overnight express service to the following address:

To Landlord:	c/o Communications Sales & Leasing, Inc. 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211 Attention: Controller

With copies to:	c/o Communications Sales & Leasing, Inc. 10802 Executive Center Drive Benton Building, Suite 300 Little Rock, AR 72211 Attention: General Counsel

To Tenant:	Windstream Holdings, Inc. 4001 Rodney Parham Road Little Rock, AR 72212 Attention: Chief Financial Officer

With copies to:	Windstream Holdings, Inc. 4001 Rodney Parham Road Mailstop: B1F03-71A Little Rock, AR 72212 Attention: Legal Department

To Administrative Agent:	JPMorgan Chase Bank, N.A. Floor 3 500 Stanton Christiana Road, Ops 2 Newark, DE 19713 Attention of George D. Ionas Telecopy No. 302-634-3301 email: george.d.ionas@jpmorgan.com copy to:

JPMorgan Chase Bank, N.A. 383 Madison Avenue, 24th Floor New York, New York 10179 Attention of Timothy D. Lee Telecopy No. 212-270-5100 email: timothy.d.lee@jpmorgan.com

With a copy to:	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: Kenneth Steinberg, Esq.

15. Further Assurances; Entire Agreement. Each party shall execute, acknowledge and deliver, upon the reasonable request of the other party, any and all agreements or other instruments that may reasonably be required for carrying out the purposes and intent of this Agreement in strict accordance with the terms and conditions hereof. This Agreement constitutes the entire and final agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties.

16. Successors and Assigns; Landlord Transfers. This Agreement shall bind each party’s successors and assigns. Without limiting the generality of the foregoing, Landlord agrees that any assignment agreement delivered pursuant to Section 18.1 of the Lease shall include an agreement by the buyer to perform all of the obligations, terms, covenants and conditions of this Agreement binding on Landlord as well as those pursuant to the Lease from and after the effective date of the purchase of the Leased Property by such buyer.

17. General Terms.

a.	This Agreement shall be governed by and construed under the laws of the State of New York, except to the extent preempted by federal law, in which case federal law shall control.

b.	Each party to this Agreement has substantial experience with the subject matter of this Agreement and has each fully participated in the negotiation and drafting of this Agreement and has been advised by counsel of its choice with respect to the subject matter hereof. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

c.	The Recitals to this Agreement are incorporated as a part of this Agreement. The captions and headings of various sections of this Agreement are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions of this Agreement.

d.	This Agreement may be signed in multiple counterparts with the same effect as if all signatories had executed the same instrument.

e.	This Agreement may be amended by an instrument executed and delivered by the parties hereto.

18. No Third Party Beneficiaries. The parties hereto acknowledge and agree that there are no third party beneficiaries of this Agreement for all purposes.

19. Termination. Upon the full satisfaction of the Obligations (as defined in the Credit Agreement), this Agreement and the rights granted to Administrative Agent hereunder shall automatically terminate.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LANDLORD:

CSL NATIONAL, LP,

By: CSL NATIONAL GP, LLC, as its General Partner

	By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	SVP – General Counsel & Secretary

CSL ALABAMA SYSTEM, LLC
CSL ARKANSAS SYSTEM, LLC
CSL FLORIDA SYSTEM, LLC
CSL GEORGIA SYSTEM, LLC
CSL IOWA SYSTEM, LLC
CSL KENTUCKY SYSTEM, LLC
CSL MISSISSIPPI SYSTEM, LLC
CSL MISSOURI SYSTEM, LLC
CSL NEW MEXICO SYSTEM, LLC
CSL OHIO SYSTEM, LLC
CSL OKLAHOMA SYSTEM, LLC
CSL TEXAS SYSTEM, LLC
CSL REALTY, LLC
CSL GEORGIA REALTY, LLC
CSL TENNESSEE REALTY, LLC

By:	/s/ Daniel Heard
Name:	Daniel Heard
Title:	SVP – General Counsel & Secretary

CSL NORTH CAROLINA SYSTEM, LP
CSL NORTH CAROLINA REALTY, LP

	By:	CSL NORTH CAROLINA REALTY GP, LLC, as its General Partner

	By:	/s/ Daniel Heard
	Name:	Daniel Heard
	Title:	SVP – General Counsel & Secretary

Signature Page to Recognition Agreement

TENANT:

WINDSTREAM HOLDINGS, INC.,

By:	/s/ Tony Thomas
Name:	Tony Thomas
Title:	President & CEO

Signature Page to Recognition Agreement

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Timothy D. Lee
Name:	Timothy D. Lee
Title:	Vice President

Signature Page to Recognition Agreement